Exhibit 16.1

April 25, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE:  Bright Mountain Media, Inc.

File Ref No:  000-54887

We have read the statements of Bright Mountain Media, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated April 24, 2018 and agree with such statements as they pertain to our firm.  We have read Item 4.01, captioned “Changes in Registrant’s Certifying Accountant,” of the Current Report on Form 8-K of Bright Mountain Media, Inc. and are in agreement with the statements therein as they relate to our firm.  We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida